EXHIBIT 99.1 NEWS RELEASE INVESTOR RELATIONS CONTACT: J. Eric Bjornholt -- CFO..... (480) 792-7804

MICROCHIP TECHNOLOGY ANNOUNCES RECORD NET SALES AND
FOURTH QUARTER AND FISCAL YEAR 2013 FINANCIAL RESULTS

•	FOR FISCAL YEAR 2013:

▪	RECORD NON-GAAP NET SALES OF $1.606 BILLION

▪	RECORD GAAP NET SALES OF $1.582 BILLION

▪	ON A NON-GAAP BASIS:

•	GROSS MARGIN OF 57.2%; OPERATING INCOME OF $459.5 MILLION; NET INCOME OF $388.5 MILLION AND 24.2% OF NET SALES; EPS OF $1.89 PER DILUTED SHARE

▪	ON A GAAP BASIS:

•	NET GROSS MARGIN OF 53%; OPERATING INCOME OF $178.6 MILLION; NET INCOME OF $127.4 MILLION AND 8.1% OF NET SALES; EPS OF 62 CENTS PER DILUTED SHARE

•	FOR THE QUARTER ENDING MARCH 31, 2013:

▪	RECORD NET SALES OF $430.1 MILLION ON BOTH A NON-GAAP AND GAAP BASIS

▪
ON A NON-GAAP BASIS: GROSS MARGINS OF 56.4%; OPERATING INCOME OF $119.5 MILLION; NET INCOME OF $109.3 MILLION; AND EPS OF 52 CENTS PER DILUTED SHARE INCLUDING A 3 CENTS BENEFIT FROM THE RETROACTIVE REINSTATEMENT OF THE R&D TAX CREDIT. THE FIRST CALL PUBLISHED ESTIMATE FOR NON-GAAP EPS WAS 47 CENTS.

▪
ON A GAAP BASIS: GROSS MARGINS OF 55.6%; OPERATING INCOME OF $56.7 MILLION; NET INCOME OF $59.7 MILLION; AND EPS OF 28 CENTS PER DILUTED SHARE INCLUDING A 3 CENTS BENEFIT FROM THE RETROACTIVE REINSTATEMENT OF THE R&D TAX CREDIT. THERE WAS NO PUBLISHED FIRST CALL ESTIMATE FOR GAAP EPS.

▪	RECORD NET SALES FOR OVERALL MICROCONTROLLERS, 16-BIT MICROCONTROLLERS AND ANALOG PRODUCTS

▪	LICENSING NET SALES OF $22.1 MILLION, UP 3.4% SEQUENTIALLY

CHANDLER, Arizona – May 2, 2013 – (NASDAQ: MCHP) – Microchip Technology Incorporated, a leading provider of microcontroller, mixed-signal, analog and Flash-IP solutions, today reported results for the three months and fiscal year ended March 31, 2013 as summarized in the following table:

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Microchip Technology Incorporated 2355 West Chandler Blvd. Chandler, AZ 85224-6199 Main Office 480•792•7200 FAX 480•899•9210

Microchip Technology Reports
Fourth Quarter and Fiscal 2013
Financial Results

	Three Months Ended March 31, 2013				Year Ended March 31, 2013
(in millions, except earnings per diluted share and percentages)	GAAP	% of Net Sales	Non-GAAP[1]	% of Net Sales	GAAP	% of Net Sales	Non-GAAP[1]	% of Net Sales
Net Sales	$430.1		$430.1		$1,581.6		$1,606.4
Gross Margin	$239.0	55.6%	$242.6	56.4%	$838.5	53.0%	$918.6	57.2%
Operating Income	$56.7	13.2%	$119.5	27.8%	$178.6	11.3%	$459.5	28.6%
Other Expense including Gains/Losses on Equity Method Investments	$7.2		$5.1		$26.4		$18.2
Income Tax (Benefit) Expense	$(10.2)		$5.1		$24.8		$52.9
Net Income	$59.7	13.9%	$109.3	25.4%	$127.4	8.1%	$388.5	24.2%
Earnings per Diluted Share[2]	28 cents		52 cents		62 cents		$1.89

1See the “Use of Non-GAAP Financial Measures” section of this release.

Consolidated net sales for the fourth quarter of fiscal year 2013 were $430.1 million, up 3.4% sequentially from net sales of $416.0 million in the immediately preceding quarter, and up 26.9% from net sales of $338.9 million in the prior year’s fourth quarter. Consolidated GAAP net income for the fourth quarter of fiscal year 2013 was $59.7 million, or 28 cents per diluted share, up 486.7% from GAAP net income of $10.2 million, or 5 cents per diluted share, in the immediately preceding quarter, and down 26.0% from GAAP net income of $80.6 million, or 39 cents per diluted share, in the prior year’s fourth quarter. In the fourth quarter of fiscal 2013, GAAP net income includes amortization of acquired intangibles of $39.9 million, special charges of $7.2 million and various non-recurring tax benefits of $9.5 million. In the fourth quarter of fiscal 2012, GAAP net income includes amortization of acquired intangibles of $2.8 million and special charges of $1.5 million.

Consolidated non-GAAP net income for the fourth quarter of fiscal year 2013 was $109.3 million, or 52 cents per diluted share, up 29.3% from non-GAAP net income of $84.5 million, or 41 cents per diluted share, in the immediately preceding quarter, and up 15.9% from non-GAAP net income of $94.3 million, or 46 cents per diluted share, in the prior year’s fourth quarter. Fourth quarter GAAP and non-GAAP net income included a one-time tax benefit of $6.5 million for the retroactive reinstatement of the R&D tax credit for calendar year 2012. Additionally, for the fourth quarters of fiscal 2013 and fiscal 2012, our non-GAAP results exclude the effect of share-based compensation, expenses related to our acquisition activities (including intangible asset amortization,

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Microchip Technology Reports
Fourth Quarter and Fiscal 2013
Financial Results

inventory valuation costs, severance costs, earn out adjustments and legal and other general and administrative expenses associated with acquisitions), non-recurring tax events and non-cash interest expense on our convertible debentures. A reconciliation of our non-GAAP and GAAP results is included in this press release.

Consolidated GAAP net sales for the fiscal year ended March 31, 2013 were $1.582 billion, an increase of 14.4% from net sales of $1.383 billion in the prior fiscal year. On a GAAP basis, consolidated net income for the fiscal year ended March 31, 2013 was $127.4 million, or 62 cents per diluted share, a decrease of 62.2% from net income of $336.7 million, or $1.65 per diluted share in the prior fiscal year.

On a non-GAAP basis, consolidated net sales for the fiscal year ended March 31, 2013 were $1.606 billion, an increase of 16.1% from net sales of $1.383 billion in the prior fiscal year. Non-GAAP consolidated net income for the fiscal year ended March 31, 2013 was $388.5 million, or $1.89 per diluted share, an increase of 1.2% from net income of $383.7 million, or $1.89 per diluted share, in the prior fiscal year.

Microchip also announced today that its Board of Directors declared a quarterly cash dividend on its common stock of 35.35 cents per share. The quarterly dividend is payable on June 4, 2013 to stockholders of record on May 21, 2013.

“We were very pleased with our execution in the March quarter,” said Steve Sanghi, President and CEO. “Our net sales were above the midpoint of our guidance and our gross margin, operating income and earnings per share all exceeded the high end of our guidance, as we more than delivered on our expectation that the December quarter would mark the bottom for this cycle.”

Mr. Sanghi added, “Our net sales were up sequentially by 3.4%, fueled by broad based growth across our product lines. Our overall March quarter results were excellent and I thank all the employees of Microchip for their contributions to our success.”

“Our microcontroller revenue grew 3.7% sequentially in the March quarter to achieve an all time record of $275.8 million,” said Ganesh Moorthy, Chief Operating Officer. “Microcontroller revenue was also up 20.5% compared to the year ago quarter and for fiscal year 2013 our microcontroller business was up 12.4% compared to fiscal year 2012.”

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Microchip Technology Reports
Fourth Quarter and Fiscal 2013
Financial Results

Mr. Moorthy continued, “Our 16-bit microcontroller revenue was up 7.7% sequentially in the March quarter, achieving a new record. For fiscal year 2013, our 16-bit microcontroller revenue was up 74% compared to fiscal year 2012. Fiscal year 2013 also marks the 8th consecutive year of revenue growth and new revenue records for our 16-bit microcontroller business. We continue to expand the breadth of innovative 16-bit solutions that we are offering, and customers that we are serving, as we continue to gain share in this market.”

Mr. Moorthy concluded, “Our analog revenue grew 4.1% sequentially in the March quarter to achieve a new record, and continues to perform exceptionally well. For fiscal year 2013, our analog revenue was up 89.4% compared to fiscal year 2012, easily one of the best performing analog businesses in the industry. Analog revenue represented 22.6% of our overall revenue in the March quarter, the highest proportion we have ever achieved.”

Eric Bjornholt, Microchip’s Chief Financial Officer, said, “We made great progress in reducing our inventory position in the March quarter. We ended the March quarter with 116 days of inventory which is in line with our target model. However, our internally produced inventory is still a bit high and the inventory we purchase from foundries is low. We will continue to work on right-sizing the various components of our inventory holdings in the June quarter.”

Mr. Bjornholt added, “We had strong free cash flow generation in the March quarter at $123.3 million prior to our dividend payment of $69.2 million. We ended the quarter with $1.84 billion in cash and investments on the balance sheet.”

Mr. Sanghi concluded, “We have continued to see exceptionally strong bookings and expedite requests in our business driven by strong demand and our design win pipeline. The bookings were an all time record in the March quarter. The starting backlog for the June quarter was significantly higher than the starting backlog for the March quarter. However, because of lead-times, many new bookings will be scheduled beyond the end of this quarter. Taking all these factors into account, we expect Microchip’s total net sales in the June quarter to be up between 2% and 6% sequentially.”

Microchip’s Recent Highlights:

•
The Company made a major expansion of its embedded wireless portfolio with new Bluetooth®, Wi-Fi® and ZigBee® products. Included was a PIC32 Bluetooth Digital Audio Kit that showcases Microchip’s 32-bit

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Microchip Technology Reports
Fourth Quarter and Fiscal 2013
Financial Results

MCU capabilities, feature-rich Wi-Fi modules, an IEEE 802.15.4 and proprietary networking radio, and XBee® compatible Bluetooth and Wi-Fi modules.

•	In partnership with Digilent®, Microchip added the Arduino™ compatible chipKIT™ uC32™ development platform and Wi-Fi shield for its 32-bit PIC32 microcontrollers.

•
The latest microcontroller introductions included an expansion of the 16-bit PIC24 Lite portfolio with advanced analog integration, 5V operation and eXtreme Low Power Technology for cost-sensitive automotive, consumer, medical and industrial applications. Adding to Microchip’s 8-bit portfolio is the smallest and lowest-cost PIC MCU with I2C™. In combination with low power consumption and a hardware CVD peripheral in an 8-pin package, this PIC12LF1552 MCU is ideal for general-purpose and touch-sensing applications.

•
In development-tool news, the Graphics Display Designer X is an enhanced visual design utility that provides a quick and easy way of creating Graphical User Interface screens for applications using 16 or 32-bit PIC MCUs. Additionally, it allows designers to work within the operating system of their choice, including Windows®, Linux or Mac OS®.

•
Microchip recently shipped its 12 billionth PIC® microcontroller, approximately 10 months after delivering its 11 billionth. This milestone demonstrates the industry’s continued acceptance of Microchip’s 8, 16 and 32-bit PIC microcontrollers as the high-performance, low-power, cost-effective solution for embedded-control designs.

•
Building on its SMSC acquisition, Microchip announced the world’s first MOST150 Intelligent Network Interface Controller (INIC) with a USB 2.0 high-speed device port and an integrated coax transceiver. With this USB 2.0 port, including USB PHY and High-Speed Inter-Chip interface (HSIC), the OS81118 allows designers to create in-car mobile and Wi-Fi connectivity applications on the MOST150 network by connecting a standard Wi-Fi/3G/LTE module via USB.

•
Microchip introduced BodyCom™ technology, which is the world’s first to use the human body as a secure, low-power communication channel. The BodyCom framework provides a short-range, low-data-rate communication solution for securely connecting to a wide range of wireless applications.

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Microchip Technology Reports
Fourth Quarter and Fiscal 2013
Financial Results

First Quarter Fiscal Year 2014 Outlook:
The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

Microchip Consolidated Guidance
	GAAP	Non-GAAP Adjustments	Non-GAAP[1]

Net Sales	$438.7 to $456 million		$438.7 to $456 million
Gross Margin[2]	56.0% to 56.5%	$2.2 to $2.3 million	56.5% to 57.0%
Operating Expenses[2]	36.65% to 37.15%	$39 to $40.6 million	27.75% to 28.25%
Other Expense	$8.0 million	$2.2 million	$5.8 million
Income Tax Expense	13.1% to 14.1%	$2.6 to $3.1 million	10.5% to 11.5%
Net Income	$64.2 to $71.5 million	$40.4 to $42.5 million	$104.6 to $114.2 million
Diluted Common Shares Outstanding[3]	Approximately 212.0 million shares	Approximately 0.3 million shares	Approximately 211.7 million shares
Earnings per Diluted Share	30 to 34 cents	about 20 cents	50 to 54 cents
1    See the “Use of Non-GAAP Financial Measures” section of this release.

[2]	Earnings per share have been calculated based on the diluted shares outstanding of Microchip on a consolidated basis.

[3]	See Footnote 2 under the “Use of Non-GAAP Financial Measures” section of this release.

•
Microchip’s inventory days at June 30, 2013 are expected to be flat to up a few days. Our inventory position enables us to continue to service our customers with very short lead times while allowing us to control future capital expenditures. Our actual inventory level will depend on the inventory that our distributors decide to hold to support their customers, overall demand for our products and our production levels.

•
Capital expenditures for the quarter ending June 30, 2013 are expected to be approximately $35 million. Capital expenditures for all of fiscal year 2014 are anticipated to be approximately $80 million. We are continuing to take actions to selectively invest in the equipment needed to support the expected growth of our new products and technologies.

•	We expect net cash generation during the June quarter of approximately $100 million to $120 million prior to the dividend payment.

[1]
Use of Non-GAAP Financial Measures: Our Non-GAAP adjustments, where applicable, include the effect of share-based compensation, expenses related to our acquisition activities (including intangible asset amortization, inventory valuation costs, restructuring costs, severance costs, earn-out adjustments and legal and

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Microchip Technology Reports
Fourth Quarter and Fiscal 2013
Financial Results

other general and administrative expenses associated with acquisitions), and non-cash interest expense on our convertible debentures, the related income tax implications of these items and nonrecurring tax events.

We are required to estimate the cost of certain forms of share-based compensation, including employee stock options, restricted stock units and our employee stock purchase plan, and to record a commensurate expense in our income statement. Share-based compensation expense is a non-cash expense that varies in amount from period to period and is affected by the price of our stock at the date of grant. The price of our stock is affected by market forces that are difficult to predict and are not within the control of management. The value of our equity securities varies in amount from period to period and is affected by fluctuations in the market prices of such securities that we cannot predict and are not within the control of management. The non-GAAP adjustments related to the impact of our acquisitions, legal settlements, nonrecurring tax events and a portion of our interest expense related to our convertible debentures are either non-cash expenses or non-recurring expenses related to such transactions. Accordingly, management excludes all of these items from its internal operating forecasts and models.

We are using non-GAAP net sales, non-GAAP gross profit, non-GAAP gross profit percentage, non-GAAP operating expenses in dollars and as a percentage of sales including non-GAAP research and development expenses and non-GAAP selling, general and administrative expenses, non-GAAP operating income, non-GAAP other expense, net, non-GAAP income tax/tax rate, non-GAAP net income, and non-GAAP diluted earnings per share which exclude the items noted in the immediately preceding paragraph, as applicable, to permit additional analysis of our performance.

Management believes these non-GAAP measures are useful to investors because they enhance the understanding of our historical financial performance and comparability between periods. Many of our investors have requested that we disclose this non-GAAP information because they believe it is useful in understanding our performance as it excludes non-cash and other charges that many investors feel may obscure our underlying operating results. Management uses these non-GAAP measures to manage and assess the profitability of its business. Specifically, we do not consider such items when developing and monitoring our budgets and spending. As described above, the economic substance behind our decision to exclude such items relates either to these charges being non-cash in nature, or to the one-time nature of the events, or in the case of distributor inventory acquired in an acquisition

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Microchip Technology Reports
Fourth Quarter and Fiscal 2013
Financial Results

being recognized as net sales for non-GAAP purposes on sell-through to provide comparability between periods for the results of the acquired company, or in the case of our equity securities, because such item is difficult to predict and not within the control of management. Our determination of the above non-GAAP measures might not be the same as similarly titled measures used by other companies, and it should not be construed as a substitute for amounts determined in accordance with GAAP. There are limitations associated with using non-GAAP measures, including that they exclude financial information that some may consider important in evaluating our performance. Management compensates for this by presenting information on both a GAAP and non-GAAP basis for investors and providing reconciliations of the GAAP and non-GAAP results.

[2]
Diluted Common Shares Outstanding can vary for, among other things, the trading price of our common stock, the actual exercise of options or vesting of restricted stock units, the potential for incremental dilutive shares from our convertible debentures (additional information regarding our share count is available in the investor relations section of our website under the heading “Supplemental Financial Information”), and the repurchase or the issuance of stock. The diluted common shares outstanding presented in the guidance table above assumes an average Microchip stock price in the June 2013 quarter of $37 per share (however, we make no prediction as to what our actual share price will be for such period or any other period and we cannot estimate what our stock option exercise activity will be during the quarter).

[3]
Generally, gross margin fluctuates over time, driven primarily by the mix of microcontrollers, analog products and memory products sold and licensing revenue; variances in manufacturing yields; fixed cost absorption; wafer fab loading levels; inventory reserves; pricing pressures in our non-proprietary product lines; and competitive and economic conditions. Operating expenses fluctuate over time, primarily due to net sales and profit levels.

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands except per share amounts) (Unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Net sales	$430,144	$338,911	$1,581,623	$1,383,176
Cost of sales	191,105	143,265	743,164	583,882
Gross profit	239,039	195,646	838,459	799,294

Operating expenses:
Research and development	70,438	47,713	254,723	182,650
Selling, general and administrative	64,744	49,725	261,471	208,328
Amortization of acquired intangible assets	39,922	2,802	111,537	10,963
Special charges, net	7,222	1,497	32,175	837
	182,326	101,737	659,906	402,778

Operating income	56,713	93,909	178,553	396,516
Losses on equity method investments	(235)	(135)	(617)	(195)
Other expense, net	(6,976)	(1,852)	(25,759)	(16,626)

Income before income taxes	49,502	91,922	152,177	379,695
Income tax (benefit) provision	(10,188)	11,286	24,788	42,990

Net income	$59,690	$80,636	$127,389	$336,705

Basic net income per common share	$0.30	$0.42	$0.65	$1.76
Diluted net income per common share	$0.28	$0.39	$0.62	$1.65

Basic common shares outstanding	195,908	192,570	194,595	191,283
Diluted common shares outstanding	209,446	206,017	205,776	203,519

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

ASSETS

	March 31,	March 31,
	2013	2012
	(Unaudited)
Cash and short-term investments	$1,578,597	$1,459,009
Accounts receivable, net	229,955	170,201
Inventories	242,334	217,278
Other current assets	260,396	169,373
Total current assets	2,311,282	2,015,861

Property, plant & equipment, net	514,544	516,611
Long-term investments	257,450	328,586
Other assets	841,962	222,718

Total assets	$3,925,238	$3,083,776

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and other current liabilities	$202,659	$139,164
Deferred income on shipments to distributors	138,952	108,709
Total current liabilities	341,611	247,873

Long-term line of credit	620,000	-
Convertible debentures	363,385	355,050
Long-term income tax payable	182,723	70,490
Deferred tax liability	462,083	411,368
Other long-term liabilities	21,966	8,322

Stockholders’ equity	1,933,470	1,990,673

Total liabilities and stockholders’ equity	$3,925,238	$3,083,776

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(in thousands except per share amounts and percentages)
(Unaudited)

RECONCILIATION OF GAAP NET SALES TO NON-GAAP NET SALES

	Three Months Ended March 31,		Twelve Months Ended March 31,

	2013	2012	2013	2012
Net sales, as reported	$430,144	$338,911	$1,581,623	$1,383,176
Distributor revenue recognition adjustment	-	-	24,748	-
Non-GAAP net sales	$430,144	$338,911	$1,606,371	$1,383,176

RECONCILIATION OF GAAP GROSS PROFIT TO NON-GAAP GROSS PROFIT

	Three Months Ended March 31,		Twelve Months Ended March 31,

	2013	2012	2013	2012
Gross profit, as reported	$239,039	$195,646	$838,459	$799,294
Distributor revenue recognition adjustment	-	-	15,868	-
Share-based compensation expense	2,476	1,272	8,234	5,648
Acquisition-related acquired inventory valuation and other costs	1,083	-	56,041	-
Non-GAAP gross profit	$242,598	$196,918	$918,602	$804,942
Non-GAAP gross profit percentage	56.4%	58.1%	57.2%	58.2%

RECONCILIATION OF GAAP RESEARCH AND DEVELOPMENT EXPENSES TO NON-GAAP RESEARCH AND DEVELOPMENT EXPENSES

	Three Months Ended March 31,		Twelve Months Ended March 31,

	2013	2012	2013	2012
Research and development expenses, as reported	$70,438	$47,713	$254,723	$182,650
Share-based compensation expense	(5,616)	(3,899)	(22,178)	(14,719)
Acquisition-related costs	-	-	(17)	-
Non-GAAP research and development expenses	$64,822	$43,814	$232,528	$167,931
Non-GAAP research and development expenses as a percentage of net sales	15.1%	12.9%	14.5%	12.1%

RECONCILIATION OF GAAP SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO NON-GAAP SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

	Three Months Ended March 31,		Twelve Months Ended March 31,

	2013	2012	2013	2012
Selling, general and administrative expenses, as reported	$64,744	$49,725	$261,471	$208,328
Share-based compensation expense	(5,264)	(4,648)	(27,603)	(17,922)
Acquisition-related costs	(1,248)	46	(7,302)	(817)
Non-GAAP selling, general and administrative expenses	$58,232	$45,123	$226,566	$189,589
Non-GAAP selling, general and administrative expenses as a percentage of net sales	13.5%	13.3%	14.1%	13.7%

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RECONCILIATION OF GAAP OPERATING INCOME TO NON-GAAP OPERATING INCOME

	Three Months Ended March 31,		Twelve Months Ended March 31,

	2013	2012	2013	2012
Operating income, as reported	$56,713	$93,909	$178,553	$396,516
Distributor revenue recognition adjustment	-	-	15,868	-
Share-based compensation expense	13,356	9,819	58,015	38,289
Acquisition-related acquired inventory valuation and other costs	2,331	(46)	63,360	817
Amortization of acquired intangible assets	39,922	2,802	111,537	10,963
Special charges, net	7,222	1,497	32,175	837
Non-GAAP operating income	$119,544	$107,981	$459,508	$447,422
Non-GAAP operating income as a percentage of net sales	27.8%	31.9%	28.6%	32.3%

RECONCILIATION OF GAAP OTHER EXPENSE, NET TO NON-GAAP OTHER (EXPENSE) INCOME, NET

	Three Months Ended March 31,		Twelve Months Ended March 31,

	2013	2012	2013	2012
Other expense, net, as reported	$(6,976)	$(1,852)	$(25,759)	$(16,626)
Convertible debt non-cash interest expense	2,091	1,932	8,197	7,512
Losses on equity securities	-	-	-	1,878
Non-GAAP other (expense) income, net	$(4,885)	$80	$(17,562)	$(7,236)
Non-GAAP other (expense) income, net, as a percentage of net sales	-1.1%	0.0%	-1.1%	-0.5%

RECONCILIATION OF GAAP INCOME TAX (BENEFIT) PROVISION TO NON-GAAP
INCOME TAX PROVISION

	Three Months Ended March 31,		Twelve Months Ended March 31,

	2013	2012	2013	2012
Income tax (benefit) provision, as reported	$(10,188)	$11,286	$24,788	$42,990
Income tax rate, as reported	-20.6%	12.3%	16.3%	11.3%
Distributor revenue recognition adjustment	-	-	3,404	-
Share-based compensation expense	1,542	1,234	9,038	4,889
Acquisition-related acquired inventory valuation costs, intangible asset amortization and other costs	727	192	13,530	656
Special charges	2,708	146	15,551	146
Convertible debt non-cash interest expense	784	724	3,075	2,817
Non-recurring tax events	9,539	-	(16,532)	4,075
Losses on equity securities	-	-	-	704
Non-GAAP income tax provision	$5,112	$13,582	$52,854	$56,277
Non-GAAP income tax rate	4.5%	12.6%	12.0%	12.8%

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RECONCILIATION OF GAAP NET INCOME AND GAAP DILUTED NET INCOME PER SHARE TO NON-GAAP NET INCOME AND NON-GAAP DILUTED NET INCOME PER SHARE

	Three Months Ended March 31,		Twelve Months Ended March 31,

	2013	2012	2013	2012
Net income, as reported	$59,690	80,636	127,389	336,705
Distributor revenue recognition adjustment, net of tax effect	-	-	12,464	-
Share-based compensation expense, net of tax effect	11,814	8,585	48,977	33,400
Acquisition-related acquired inventory valuation costs, intangible asset amortization and other costs, net of tax effect	41,526	2,564	161,367	11,124
Special charges, net of tax effect	4,514	1,351	16,624	691
Convertible debt non-cash interest expense, net of tax effect	1,307	1,208	5,122	4,695
Non-recurring tax events	(9,539)	-	16,532	(4,075)
Losses on equity securities, net of tax effect	-	-	-	1,174
Non-GAAP net income	$109,312	94,344	388,475	383,714
Non-GAAP net income as a percentage of net sales	25.4%	27.8%	24.2%	27.7%

Diluted net income per share, as reported	$0.28	0.39	0.62	1.65
Non-GAAP diluted net income per share	$0.52	0.46	1.89	1.89
Diluted common shares outstanding, non-GAAP	209,237	205,603	205,483	202,969

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Microchip Technology Reports
Fourth Quarter and Fiscal 2013
Financial Results

Microchip will host a conference call today, May 2, 2013 at 5:00 p.m. (Eastern Time) to discuss this release. This call will be simulcast over the Internet at www.microchip.com. The webcast will be available for replay until May 9, 2013.

A telephonic replay of the conference call will be available at approximately 8:00 p.m. (Eastern Time)
May 2, 2013 and will remain available until 8:00 p.m. (Eastern Time) on May 9, 2013. Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 6836779.

Cautionary Statement:

The statements in this release relating to the December quarter marking the bottom for this cycle, continuing to expand the breadth of our 16-bit solutions and customers that we are serving, continuing to gain share in the 16-bit market, continuing to perform exceptionally well, right-sizing the various components of our inventory holdings, exceptionally strong bookings and expedite requests in our business, strong demand and design win pipeline; expecting total net sales in the June 2013 quarter to be up between 2% and 6% percent sequentially, continued acceptance of our 8, 16 and 32-bit microcontrollers, our first quarter fiscal 2014 guidance (GAAP and Non-GAAP as applicable) including net sales, gross margin, operating expenses, other expense, income tax expense, net income, diluted common shares outstanding, earnings per diluted share, inventory days, ability to continue to service our customers with very short lead times while allowing us to control capital expenditures, capital expenditures for the June 2013 quarter and for fiscal 2014, expected growth of our new products and technologies, net cash generation and assumed average stock price in the June 2013 quarter are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: the continued economic uncertainty or any unexpected fluctuations or weakness in the U.S. and global economies, changes in demand or market acceptance of our products and the products of our customers; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity and our ability to effectively manage our production levels; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; foreign currency effects on our business; our ability to continue to realize the expected benefits of our SMSC acquisition; the impact of any other significant acquisitions that we may make; costs and

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Microchip Technology Reports
Fourth Quarter and Fiscal 2013
Financial Results

outcome of any current or future tax audit or any litigation involving intellectual property, customers or other issues; our actual average stock price in the June 2013 quarter and the impact such price will have on our share count; disruptions in our business or the businesses of our customers or suppliers due to natural disasters (including any floods in Thailand), terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to Microchip's filings on Forms 10-K and 10‑Q. You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip’s website (www.microchip.com) or the SEC's website (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this May 2, 2013 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Incorporated is a leading provider of microcontroller, mixed-signal, analog and Flash-IP solutions, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide. Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality. For more information, visit the Microchip website at www.microchip.com.

Note: The Microchip name and logo, PIC, MPLAB, and GestIC are registered trademarks of Microchip Technology Inc. in the USA and other countries. BodyCom, and chipKIT are trademarks of Microchip Technology Inc. in the U.S.A. and other countries. All other trademarks mentioned herein are the property of their respective companies.

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